UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 30, 2006

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month, the Chief Executive Officer of the Bank issues a ‘Report from the President’ (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of November 2006 issued on November 30, 2006 appears below.

November 30, 2006

TO: All Stockholders
Individually Addressed)

SUBJECT: Report for the Month

At the Bank

Advance Demand At $65.5 Billion

As we began the fourth quarter of a successful year, average advances were $65.5 billion for October. This is down $1.7 billion from September but $3.1 billion above the Bank’s expectations in our 2006 business plan. As previously reported, the decrease primarily reflects the pay down of advances caused by the mergers of former members with institutions out of our District. We ended the month with $65.7 billion in advances.

We are proud to be able to provide our members with low-cost liquidity while our bottom line has remained rock solid throughout the year. The FHLBNY’s performance reflects sustained advance demand and measured returns on the highest quality, real estate-supported investments.

Four Industry Stockholders Elected to the Board of Directors for 2007

As I reported in a special stockholders mailing on November 6, 2006, the 2007 Board election results are in:

In New York, John M. Scarchilli, President and Chief Executive Officer of Pioneer Savings Bank, Troy, New York, was re-elected to the Board. John has been serving on the Board since September 2006. In addition, James W. Fulmer, Chairman, President and Chief Executive Officer, The Bank of Castile, Batavia, New York was elected to the Board. This will be Jim's first term.

In New Jersey, Katherine J. Liseno, President and Chief Executive Officer of Metuchen Savings Bank, Metuchen, New Jersey, was re-elected to the Board. Kathy was first elected to the Board in 2004.

In Puerto Rico, José Ramon González, President and Chief Executive Officer of Banco Santander Puerto Rico, San Juan, Puerto Rico, was re-elected to the Board. Mr. González ran unopposed and will begin a three-year term on January 1, 2007. José was first elected to the Board in 2004.

Each of these industry directors will serve on the Board for a three-year term ending December 31, 2009. I congratulate John, Katherine and Jose on their re-election and Jim on his election to the Board.

FDIC Board Approves Final Deposit Insurance Assessments Rule -- Without Advances

On November 2, 2006, the FDIC Board approved the Final Deposit Insurance Assessments Rule. I am delighted to report that the rule excluded FHLBank advances from the definition of volatile liabilities for the purpose of deposit insurance assessment. Specifically, page 17 states: "In the NPR, the definition of volatile liabilities did not include Federal Home Loan Bank advances, but the FDIC asked for comment on whether it should. The FDIC received 569 comments on this issue. All but one argued that the definition of volatile liabilities should not include Federal Home Loan Bank advances; one argued that the definition should include these advances. The final rule does not include the volatile liability ratio."

I am also pleased to report that out of the 569 comments, 56 came from the stakeholders of the Home Loan Bank of New York.

The voices and opinions of our stockholders were heard. They helped to communicate the fundamental point that advances are not "volatile" liabilities but in fact increase the stability of community banks.

Your Home Loan Bank team wishes to thank you, our members, for using our products and services. In doing so, you are able to expand the availability of mortgage credit, compete more effectively in your markets, and promote strong communities.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

November 30, 2006	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer